TRADING SYMBOLS:	April 4, 2006
In the U. S.: OTCBB: UGTH and in Canada: TSX-V: GTH

COMPLETION OF PRIVATE PLACEMENT

BOISE, Idaho – April 4, 2006 (OTCBB: UGTH, TSX.V: GTH) U.S. Geothermal Inc. (“U.S. Geothermal”), a renewable energy development company focused on the production of electricity from geothermal energy, announced today that it has completed a private placement (the “Private Placement”) of 25,000,000 shares of common stock of U.S. Geothermal at a price of Cdn $1.00 per share, for gross proceeds of Cdn $25,000,000. The company now has 43,263,844 shares outstanding.

Dundee Securities Corporation, who acted as a finder for the Private Placement, has been paid a cash fee of Cdn $1,522,500.00 and has been issued a Compensation Option to purchase up to 1,522,500 shares of U.S. Geothermal at $1.00 per share exercisable for 24 months. The common shares issued under the private placement and any shares issued upon exercise of the Compensation Option are “restricted securities” within the meaning of Rule 144, promulgated under the Securities Act of l933. In addition, all such shares are subject to a four month hold period under applicable Canadian securities laws and TSX Venture Exchange requirements.

The proceeds of the Private Placement will be used for the development of Phase One at Raft River, drilling a number of production and injection wells at Raft River in anticipation of development of Phase Two, possible acquisition of additional geothermal properties, and for general corporate working capital purposes.

About US Geothermal:
U.S. Geothermal is a renewable energy development company that is in the process of developing a geothermal power project at Raft River, Idaho. The company believes Raft River is ideally located to make an important contribution to the power needs of the Pacific Northwest. U.S. Geothermal holds through ownership or lease geothermal rights of private lands, which comprise the Raft River project in Southeastern Idaho. The Raft River geothermal reservoir is the site of a former US Department of Energy geothermal research facility. On the basis of a report prepared by the company’s independent consultant, GeothermEx Inc., of Richmond California, the site has a 50% probability of a power production capacity of 15.6 MW per square mile. U.S. Geothermal has signed power sales contracts for three 10MW power plants with the Idaho Power Company, and has secured transmission for up to 36MW with the Bonneville Power Administration.

Please visit our Website at: www.usgeothermal.com

FOR ADDITIONAL INFORMATION PLEASE CONTACT:

Saf Dhillon, Investor Relations
Tel: 604-484-3031
Tel: 866-687-7059
Fax: 604-688-9895
saf@usgeothermal.com

The information provided in this news release contains forward-looking statements within the definition of the Safe Harbor provisions of the US Private Securities Litigation Reform Act of 1995, including statements regarding the use of proceeds from the private placement, viability of the geothermal resource, the construction of power plants and the availability of project financing. These statements are based on US Geothermal Inc.’s current expectations and beliefs and are subject to a number of risks and uncertainties that can cause actual results to differ materially from those described in forward looking statements, including the risks that financing will not be available for construction of the power plants, construction will not be completed on budget or on schedule, and the revenues generated under the power sales agreements will not prove sufficient to fund operations and/or service debt, among others. Readers are cautioned to review the risk factors identified by the company in its filings with Canadian and US securities agencies.

The TSX Venture and OTC Bulletin Board Exchanges do not accept responsibility for the adequacy of this release.